Exhibit 99
                                                          For Immediate Release:

            United Heritage Corporation and Dominion Reach Agreement

CLEBURNE, Texas, June 20, 2005 - UHC Petroleum Corporation, a wholly owned subsidiary of United Heritage Corporation ("UHC") (Nasdaq: UHCP) announced today that a Joint Operating Agreement ("JOA") is being prepared to facilitate the terms and conditions of a Term Assignment ("Agreement") entered into with Dominion Oklahoma Texas Exploration & Production, Inc., which is a petroleum exploration and production company owned by Dominion Resources, Inc. ("Dominion"). Dominion is one of the nations largest energy related companies.

UHC Petroleum Corporation has assigned to Dominion 7,840 specific net acres of its 10,502 acre oil and gas leasehold in Edwards County, Texas. The parties also agreed to an area of mutual interest ("AMI") which surrounds the 7,840 specific net acres. This AMI encompasses approximately 12,800 acres. This entire acreage is situated in the Val Verde Basin. The assignment to Dominion is for all depths below 2000 feet. UHC Petroleum Corporation reserves all rights above 2000 feet. Dominion anticipates that the wells will be drilled to a depth sufficient to test the Ellenberger formation, which is at a depth of approximately 10,000 feet. The Agreement provides that the first well is to be commenced within two years from the date of the Agreement, and that subsequent wells must be drilled every 180 days.

UHC Petroleum Corporation has received as consideration for the Agreements, cash, an overriding royalty interest ("ORRI"), a carried working interest ("WI") in the first, second or third wells, and the right to participate as a working interest partner, on a "well by well" basis, in the development of the entire acreage.

UHC Petroleum Corporation's current oil reserves in the Val Verde Basin area are within the Glen Rose formation which is found above 2000 feet. These reserves consist of an estimated 168 million barrels of oil remaining in place, and an estimated 26,710,000 barrels of oil proved producing/proved undeveloped.

Walter G. Mize, President of UHC Petroleum Corporation said; "UHC is extremely pleased to have established this relationship with Dominion. Dominion is an outstanding company and a giant in the energy industry. Dominion has had great success in the Val Verde Basin. UHC greatly values the ORRI and WI potential in this venture with Dominion. We are pleased that Dominion sees the potential for gas production within our leasehold interest."

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About United Heritage Corporation:

United Heritage Corporation is an oil & gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico, that are estimated to contain in excess of 275 million barrels of remaining oil-in-place. Currently, an estimated 27.6 million barrels/oil and 4,750,000 MCF/gas have been classified proved producing/proved undeveloped reserves.
The estimates of the company's oil reserves, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in filings made by United Heritage Corporation with the Securities and Exchange Commission. United Heritage Corporation assumes no obligation to update these forward-looking statements, and does not intend to do so. Please refer to the risk factors and other information included in the Form 10-KSB and other filings filed by United Heritage Corporation with the Securities and Exchange Commission.

Contact:
 United Heritage Corporation
 Walter G. Mize
 (817) 641-3681 Fax: (817) 641-3683 uhcp@aol.com